Exhibit 99.1

Contact: John E. Vollmer III
Chief Financial Officer
Patterson-UTI Energy, Inc.
(281) 765-7100

Patterson-UTI Energy Reports Financial Results for
Fourth Quarter of 2008

Houston, February 12, 2009 – Patterson-UTI Energy, Inc. (Nasdaq: PTEN ) today reported net income of $79.5 million, or $0.52 per share, for the three months ended December 31, 2008, compared to net income of $85.1 million, or $0.55 per share, for the three months ended December 31, 2007. Revenues for the fourth quarter of 2008 were $570 million, compared to revenues of $521 million for the fourth quarter of 2007.

The Company reported net income of $347 million, or $2.24 per share, for the twelve months ended December 31, 2008, compared to net income of $439 million, or $2.79 per share, for the twelve months ended December 31, 2007. Revenues for 2008 were $2.2 billion, compared to revenues of $2.1 billion for 2007.

The financial results for the fourth quarter ended December 31, 2008 include pretax charges totaling $22.8 million ($18.2 million after-tax) from the combination of impairment of goodwill related to the fluids business, the retirement of 22 drilling rigs and impairment of some oil and natural gas properties. These charges reduced net income per share by $0.12 for the three and twelve months ended December 31, 2008. The results for the twelve months ended December 31, 2007 include pre-tax nonrecurring gains of $63.4 million. These gains, net of tax, increased net income for the twelve months ended December 31, 2007 by $40.6 million, or $0.26 per share.

Douglas J. Wall, Patterson-UTI’s Chief Executive Officer, stated, “During the fourth quarter and continuing into January, demand for drilling services declined as customers worked to manage cash flows in an environment of lower oil and natural gas prices along with sharply reduced credit and equity markets. We had an average of 252 rigs operating during the fourth quarter of 2008, comprised of 239 in the U.S. and 13 in Canada. This represents a decrease of 24 rigs operating compared to the third quarter of 2008. In January 2009, we had an average of 162 rigs operating, including 147 in the U.S. and 15 in Canada. Currently, we are operating 132 rigs, including 120 in the U.S. and 12 in Canada.”

Mr. Wall added, “Average revenue per operating day for the three months ended December 31, 2008 was $20,210, an increase of $590 over the three-month period ended September 30, 2008. Average direct operating costs per operating day for the fourth quarter increased by $80 to $11,210 compared to the three months ended September 30, 2008. As a result, the average margin per operating day in the fourth quarter was $9,000, an increase of $510 over the third quarter of 2008.

“With the softening of demand since October, spot rates for our drilling rigs have declined. However, with an average of approximately 52 rigs under term contract for the first quarter of 2009, we estimate that average revenue per day will decrease less than $500 compared to the 2008 fourth quarter. We expect to average approximately 37 rigs in 2009, 28 rigs in 2010 and 21 rigs in 2011 under the terms of existing long-term contracts.

“During 2008, we activated 16 new Apex® rigs with an average horsepower rating of 1,375 and an average drilling depth capacity of 18,750 feet. During the fourth quarter of 2008, we also retired 22 rigs with average horsepower ratings less than 800 and average depth ratings less than 12,000 feet. As of December 31, 2008, we had 344 marketed drilling rigs in our fleet and multi-year contracts for the construction of 22 additional new advanced technology APEX® rigs. Three of these rigs have already been activated in 2009, bringing our total marketed fleet to 347.

“Revenues in our pressure pumping operations in Appalachia continued to increase modestly in comparison to 2007. In anticipation of increased activity associated with the Marcellus Shale, we have added equipment and people over the past two years. However, delays in the development of the Marcellus Shale have caused a slower ramp-up of customer activity than we had expected, negatively impacting profitability of this business,” Mr. Wall concluded.

Mark S. Siegel, Chairman of Patterson-UTI stated, “Like so many businesses in the United States and so many companies in the energy sector, we have felt the rapid and severe contraction in business activity in general and in land drilling in particular. Although this unwelcome change hurts everyone, we are heartened by the fact that our Company entered this cycle with among the strongest balance sheets in the industry. As of December 31, 2008, we had $339 million of working capital, including $81 million of cash, and no debt.

“We have maintained this strong balance sheet while investing significantly in our equipment. Over the past three years we have invested more than $1.6 billion in our drilling fleet and other long-lived assets. During this time we have built new fit-for-purpose APEX® rigs, completed major refurbishments of several rigs and invested heavily in upgrading the balance of our fleet. In pressure pumping, we have invested in new equipment designed for the growing Marcellus shale play and upgraded equipment for the traditional work in our service areas.

“A fundamental strength of the land drilling industry is the very high degree to which operating costs are variable. Moreover, our management has a proven track record, in past industry cycles, of being able to scale the business quickly to the current levels of activity – whether expanding or contracting. The combination of experienced management, quality equipment, financial strength and long-term contracts, we believe will sustain our company even in these difficult times and should position us to enhance significantly long-term shareholder value as conditions improve.”

Mr. Siegel added, “Lastly, as we have said on prior occasions, the land drilling industry is an important source of supply for natural gas, a commodity for which demand continues, albeit decreased, even during an economic downturn. As supply will inevitably decrease due to the decrease in activity, we continue to believe that drilling activity will ultimately increase.

“As part of the long-term plan for continuing to build shareholder value, we repurchased $16 million of our common stock in the open market during the fourth quarter and have authority to repurchase another $113 million of common stock.”

The Company also declared a quarterly cash dividend on its common stock of $0.05 per share, to be paid on March 31, 2009, to holders of record as of March 12, 2009. In light of current economic conditions, the Board of Directors determined that it is appropriate to reduce the dividend to $0.05 per share.

All references to “net income per share” in this press release are diluted earnings per common share as defined within Statement of Financial Accounting Standards No. 128.

The Company will hold its conference call to discuss fourth quarter results on Thursday, February 12, 2009, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time and 7:00 a.m. Pacific Time). This call is being webcast and can be accessed through Patterson-UTI’s web site at http://www.patenergy.com or at http://www.streetevents.com in the Individual Investor Center. Webcast participants should go to one of the web addresses above 10-15 minutes prior to the scheduled start time. Replay of the conference call webcast will be available at these sites through Thursday, February 26, 2009.

About Patterson-UTI

Patterson-UTI Energy, Inc. provides onshore contract drilling services to exploration and production companies in North America. The Company has 347 marketable land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Alabama, Colorado, Arizona, Utah, Wyoming, Montana, North Dakota, South Dakota, Pennsylvania, West Virginia and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration in the global economic environment, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, excess availability of land drilling rigs, including as a result of the reactivation or construction of new land drilling rigs, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, shortages of rig equipment and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
REVENUES	$569,757	$520,533	$2,209,126	$2,114,194
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion and impairment)	331,215	305,241	1,310,590	1,188,039
Goodwill impairment	9,964	—	9,964	—
Depreciation, depletion and other impairment	71,034	66,805	268,431	249,206
Selling, general and administrative	15,978	17,039	68,190	64,623
Embezzlement recoveries	—	(875)	—	(43,955)
Net loss (gain) on asset disposals/retirements	9,111	58	6,071	(16,545)
Other operating expenses	2,500	950	4,350	2,550

Total costs and expenses	439,802	389,218	1,667,596	1,443,918

OPERATING INCOME	129,955	131,315	541,530	670,276

OTHER INCOME (EXPENSE)
Interest expense	(174)	(236)	(639)	(2,187)
Interest income	118	438	1,555	2,355
Other	(279)	118	502	363

Total other income (expense)	(335)	320	1,418	531

INCOME BEFORE INCOME TAXES	129,620	131,635	542,948	670,807
INCOME TAX EXPENSE	50,128	46,529	195,879	232,168

NET INCOME	$79,492	$85,106	$347,069	$438,639

NET INCOME PER COMMON SHARE
Basic	$0.52	$0.56	$2.26	$2.83

Diluted	$0.52	$0.55	$2.24	$2.79

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	152,669	153,196	153,379	154,755

Diluted	152,826	155,416	154,717	156,997

CASH DIVIDENDS PER COMMON SHARE	$0.16	$0.12	$0.60	$0.44

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Contract Drilling:
Revenues	$468,532	$426,642	$1,804,026	$1,741,647
Direct operating costs (excluding depreciation)	$259,881	$246,347	$1,038,327	$963,150
Selling, general and administrative	$1,160	$1,426	$5,363	$5,893
Depreciation	$58,890	$57,737	$229,311	$213,812
Operating income	$148,601	$121,132	$531,025	$558,792
Operating days	23,187	22,164	93,068	89,095
Average revenue per operating day	$20.21	$19.25	$19.38	$19.55
Average direct operating costs per operating day	$11.21	$11.11	$11.16	$10.81
Average rigs operating	252	241	254	244
Capital expenditures	$99,727	$136,125	$360,645	$539,506
Pressure Pumping:
Revenues	$56,918	$54,138	$217,494	$202,812
Direct operating costs (excluding depreciation)	$34,983	$29,663	$132,570	$105,273
Selling, general and administrative	$5,755	$5,213	$23,305	$18,971
Depreciation	$5,750	$4,077	$19,600	$14,311
Operating income	$10,430	$15,185	$42,019	$64,257
Total jobs	2,857	3,617	12,900	14,094
Average revenue per job	$19.92	$14.97	$16.86	$14.39
Average costs per job	$12.24	$8.20	$10.28	$7.47
Capital expenditures	$13,034	$5,904	$61,289	$47,582
Drilling and Completion Fluids:
Revenues	$38,217	$30,323	$145,246	$128,098
Direct operating costs (excluding depreciation)	$33,492	$26,580	$126,900	$108,752
Selling, general and administrative	$2,489	$2,639	$10,110	$9,958
Depreciation	$628	$739	$2,830	$2,860
Goodwill impairment	$9,964	$—	$9,964	$—
Operating income (loss)	$(8,356)	$365	$(4,558)	$6,528
Capital expenditures	$536	$501	$3,467	$3,082
Oil and Natural Gas Production and Exploration:
Revenues	$6,090	$9,430	$42,360	$41,637
Direct operating costs (excluding depreciation, depletion and impairment)	$2,859	$2,651	$12,793	$10,864
Selling, general and administrative	$—	$348	$—	$2,365
Depreciation and depletion	$3,095	$3,169	$11,461	$13,528
Impairment of oil and natural gas properties	$2,449	$880	$4,395	$3,882
Operating income (loss)	$(2,313)	$2,382	$13,711	$10,998
Capital expenditures	$6,174	$3,712	$22,981	$17,516
Corporate and Other:
Selling, general and administrative	$6,574	$7,413	$29,412	$27,436
Depreciation	$222	$203	$834	$813
Other operating expenses	$2,500	$950	$4,350	$2,550
Embezzlement recoveries	$—	$(875)	$—	$(43,955)
Net loss (gain) on asset disposals/retirements	$9,111	$58	$6,071	$(16,545)
Capital expenditures	$160	$—	$511	$—
Total capital expenditures	$119,631	$146,242	$448,893	$607,686

	December 31,	December 31,
	2008	2007
Selected Balance Sheet Data (Unaudited):
Cash and cash equivalents	$81,223	$17,434
Current assets	$641,374	$522,785
Total assets	$2,712,817	$2,465,199
Current liabilities	$302,613	$295,208
Borrowings outstanding under line of credit	$—	$50,000
Working capital	$338,761	$227,577